EXHIBIT 11.2

The Sappi Code of Ethics

Growing & Living our Values

The Sappi Code of Ethics

Table of Contents

A. LEADERSHIP PLEDGE		2

B. OUR VISION		3

C. OUR COMMITMENT TO SUSTAINABILITY		3

D. ABOUT THE CODE		3

E. OUR CORE VALUES		5

1. Excellence		6
1.1.	Working according to the highest standards of service and productivity	6
1.2.	Maintaining a safe and healthy operating and working environment	6
1.3.	Using resources effectively	6
1.4.	Keeping proper records	7
1.5.	Protecting Sappi’s name and reputation	7
1.6.	Protecting Sappi’s physical assets	7
1.7.	Protecting Sappi’s intellectual property and respecting the intellectual property of others	7
1.8.	Maintaining the confidentiality of information	8
1.9.	Maintaining security	8
2. Integrity		8
2.1.	Being truthful in all communications and actions	9
2.2.	Complying with all applicable laws, industry regulations and Sappi policies	9
2.3.	Refraining from anti-competitive behaviour	9
2.4	Refraining from engaging in political party activities	9
2.5.	Combating criminal activities such as theft, fraud, violations of trade controls and corruption	9
2.6.	Avoiding both actual and perceived conflicts of interest	10
2.6.1. Transparency and disclosure		10
2.6.2. Outside activities, full and part-time employment, and directorships		11
2.6.3. Relationships with customers and suppliers		11
2.6.4. Accepting gifts and entertainment		11
2.6.5. Giving gifts and entertainment		12
2.6.6. Receipt of commission		12
3. Respect		12
3.1.	Treating people impartially and respecting their human rights	12
3.2.	Creating and sustaining a respectful working environment	13
3.3.	Providing a working environment free from all forms of discrimination and harassment	13
3.4.	Valuing diversity	13
3.5.	Working in unity as a team	13
3.6.	Taking into account the expectations of the communities in which we are located	14
3.7.	Protecting the natural environment in which we operate	14

F.	USING THE SAPPI CODE OF ETHICS	14

	Seeking guidance	14
	Reporting a concern confidentially	15
	Reporting a concern anonymously – Sappi Hotline	15
	Responsibility to report	17
	Custodianship	17

A.         LEADERSHIP PLEDGE

To all Sappi colleagues:

At Sappi we aim to become a world-class leader in the global pulp and paper sector, and to do so in a responsible and sustainable manner.  To achieve this goal requires us to commit to the highest levels of performance in every sphere of our business, including our standards of ethics.

We are a global company often operating in regions with different laws, regulations and customs. It is vital that we develop a uniform understanding of the core values on which our decisions and actions should be based.  To this end we launched our first Sappi Code of Ethics for the group in 2002.  We have now decided that it is time to review this code to align with where Sappi is today and where we want to grow to as an organisation.  We believe that this second version of the Sappi Code of Ethics will give you the guidance you need to act in line with our core values.

These values of excellence, integrity and respect form the heart of the Code. They demonstrate our commitment to leadership by investing in the growth of all our employees, suppliers, customers and contractors, through the provision of clear guidelines on what they can expect from us and what we expect of them.

Our values are also intrinsically linked to our commitment to sustainable development.  Our commitment to ethical behaviour cannot be separated from our commitment to building a sustainable organisation.

The Sappi Code of Ethics does not stand alone, but supports the laws of the countries in which we operate, the relevant regulations applicable to our industry, and all Sappi’s policies, practices and procedures.

If you encounter a situation in which it is unclear what the ethical choice is, use The Sappi Code of Ethics for guidance. If the Code does not assist you, seek advice using the appropriate options as indicated in this booklet.

In cases where you observe unethical conduct, we urge you to report such incidents through the channels provided in this document.  We at Sappi commit to take these reports seriously. Anyone who in good faith reports a possible violation of the Sappi Code of Ethics will not be intimidated or disciplined. We will not tolerate any retaliation against an employee who in good faith reports a suspected misconduct.

The motto ‘Growing and Living our Values’ suggests that we have not yet arrived — that we should strive towards a culture of continuous improvement, in the performance of our business units, in our environmental practices, and towards ethical conduct.  We ask each of you to read the Sappi Code of Ethics, and become familiar with its meaning and significance for you and your duties at Sappi.

I believe that personal commitment to live up to these values with passion and enthusiasm will lead to a better organisation as well as personal fulfilment.  I personally commit myself to Sappi’s values and high standards, and appeal to each of you to do the same.

/s/ R J Boëttger
Chief Executive Officer
Sappi Ltd

B.            OUR VISION

As a global paper and pulp company we aim to create value and grow faster than the market in a sustainable way, to benefit our shareholders, customers, employees, suppliers and the communities in which we operate.

C.            OUR COMMITMENT TO SUSTAINABILITY

What does sustainable development mean to Sappi?

At Sappi, we define sustainable development as “development which meets the needs of the present without compromising the ability of future generations to meet their own needs”.

This icon represents the interlinked nature of the three key factors inherent in sustainability as set out by the World Summit on Sustainable Development, Johannesburg 2002 – prosperity, people and planet.

The plant represents economic growth and prosperity, illustrating the fact that at Sappi, we create value from a renewable resource.

The three people indicate the diversity of Sappi’s employees and the communities in which we operate.

The circles represent the earth and environment, reminding us that actions in one part of the globe impact on the total environment and on all the world’s people.

Refer to the Sappi Charter on Sustainable Development for more information

D.            ABOUT THE CODE

How Does the Code Work?

The Sappi Code of Ethics revolves around 3 core values: Excellence, Integrity and Respect.  We grow these values by expressing and living them in the way we conduct ourselves.  For this reason the Sappi Code of Ethics also contains principles and conduct provisions to provide more clarity on how our core values are put into action.

In the Code this is addressed as follows:

First you will find the core value.  This is followed by certain principles, which indicate areas of our activities where that value will find expression.  Each principle again contains certain conduct provisions which are a list of do’s and don’ts that show in more detail what these principles mean in practice. Some of these provisions are further explained by means of examples to which employees, suppliers and contractors can relate.  Please note that these examples are fictitious and do not relate to any actual events which happened at Sappi.  They merely illustrate the type of conduct which must be avoided.

The principles and conduct provisions described in the Sappi Code are by no means intended to be exhaustive, but we hope they provide sufficient clarity on what conduct is in line with our values and what is not.  Should a particular situation not be explicitly or directly addressed in the Sappi conduct provisions, employees, suppliers and contractors should always refer first to the three Sappi core values and seek advice to guide your deliberations, decisions and actions.

Where appropriate, The Sappi Code of Ethics will direct you to Sappi policies, procedures or other standards.  It is important to understand the Code does not function in isolation, the Code is designed to be consistent with, but not replace all relevant legislation, regulations, policies and procedures with which employees must be familiar.

Should you be uncertain about what to do in any situation, ask for assistance and guidance (see Section F below).

To Whom Does the Code Apply?

The Code applies firstly to all Sappi directors, officers and employees.  It shows what can be expected of us, both by the organisation and other stakeholders.

Furthermore we also expect and request our suppliers, contractors, customers and other stakeholders to become aware of our Code, comply with the values and principles in our Code and thereby help us to live up to our values.

How is the Code Enforced?

Because we take our values seriously, we must take action against employees who do not abide by the spirit and conduct provisions of our Code.  As Sappi employees we need to ensure that we are familiar with the Code as it is a standard to which we will be held accountable in our personal capacity as well as in the teams, groups and committees within which we work.  Transgressions of the Sappi Code of Ethics could result in disciplinary action.

Furthermore, if we encounter a supplier, contractor, customer or other stakeholder who refuses to embrace the principles and values contained in the Code, we will carefully evaluate whether a relationship with that party can be maintained.

E.            OUR CORE VALUES

Growing our values:

Excellence

Delivering goods and services of the highest standards thereby creating value and prosperity for all our stakeholders, and taking full responsibility for all our decisions and actions.

•    Working according to the highest standards of service and productivity

•    Maintaining a safe and healthy operating and working environment

•    Using resources effectively

•    Keeping proper records

•    Protecting Sappi’s name and reputation

•    Protecting Sappi’s physical assets

•    Protecting Sappi’s intellectual property and respecting the intellectual property of others

•    Maintaining the confidentiality of information

•    Maintaining security.

Growing our values:

Integrity

Being truthful, and building trust through all our actions.

•    Being truthful in all communications and actions

•    Complying with all applicable laws, industry regulations and Sappi policies

•    Refraining from anti-competitive behaviour

•    Refraining from engaging in political party activities

•    Combating criminal activities such as theft, fraud, violations of trade controls and corruption

•    Avoiding both actual and perceived conflicts of interest

Growing our values:

Respect

Recognising the inherent worth of the environment, and of people, while being impartial and avoiding discrimination

•    Treating people with impartiality and respecting their human rights

•    Creating and sustaining a respectful working environment

•    Providing a working environment free from all forms of discrimination and harassment

•    Valuing diversity

•    Working in unity as a team

•    Taking into account the expectations of the communities in which we are located

•    Protecting the natural environment in which we operate.

1.            Excellence

To be excellent at our job means delivering goods and service of the highest standards and taking full responsibility for all our decisions and actions by:

1.1   Working according to the highest standards of service and productivity

I will:

•      Conduct business according to the highest professional standards of accuracy and completeness;

•      Perform my work so as to yield only the highest quality transactions;

•      Perform my work in a manner that will reduce risk;

•      Ensure that I only make promises to internal or external customers I can reasonably expect to fulfil; and

•      Continuously seek better and more efficient ways of performing my work.

1.2   Maintaining a safe and healthy operating and working environment

I will:

•      Take all reasonable measures to prevent workplace accidents and injuries;

•      Adhere to all safety, health and environmental laws;

•      Adhere to Sappi’s safety, health and environmental policies, regulations and procedures; and

•      Refrain from putting others’ lives and health at risk.

Refer to Sappi’s Workplace Safety policies for more information

Example - An unsafe and unhealthy operating environment:

At one of Sappi’s operations it seems that there is a possibility that harmful gases are leaking into the workspace.  In order to verify this the mill will have to be closed for about half a day.  The mill manager decides to wait for the routine inspection, which is 5 days away, rather than losing valuable production time.

1.3   Using resources effectively

I will:

•      Contribute to creating working conditions conducive to high productivity;

•      Complete tasks and projects cost-efficiently and without wasting time, that is, in the shortest reasonable time frame;

•      Ensure the effective and efficient use of “company time” — time for which one is considered “at work” and is being paid;

•      Use my knowledge and skills in the best interest of the company;

•      Conduct business or perform tasks with good judgment and due care, and refrain from negligent or reckless conduct; and

•      When in doubt about any action to be taken on behalf of Sappi, seek advice from others, including supervisors, management and legal staff.

1.4   Keeping proper records

I will:

•      Ensure the accuracy of all records, reports, invoices, and other documents submitted to or on behalf of Sappi, including all financial reports;

•      Maintain accurate records in line with Sappi’s record-keeping procedures and requirements; and

•      Ensure the timeliness of statements prepared or submitted, such as financial statements.

Refer to the Accounting Policies for more information (Intranet - Group Finance site)

Example - Improper record keeping:

A mill manager has received various letters of complaints from the community regarding the levels of emissions from the mill.  He decides not to include them in the complaints register and throws them away.

1.5   Protecting Sappi’s name and reputation

I will:

•      Avoid using the company’s name or my status as an employee for purposes outside of work (for example, seeking preferential treatment, like a discount from a Sappi’s supplier, when purchasing something for personal use unless previously negotiated by Sappi on behalf of its employees);

•      Avoid creating the impression that I am acting on the company’s behalf when this is not the case;

•      Avoid making commitments on behalf of Sappi on which I cannot personally deliver; and

•      Protect Sappi’s image or reputation.

1.6   Protecting Sappi’s physical assets

I will:

•      Avoid using Sappi property, assets, or equipment in an improper manner, (for example, for purposes other than conducting company business);

•      Treat assets, such as vehicles, tools, or equipment, with care and respect;

•      Treat the assets of Sappi’s suppliers, contractors, customers, and employees with care and respect; and

•      Report immediately the theft or misuse of company equipment or assets.

1.7    Protecting Sappi’s intellectual property and respecting the intellectual property of others

I will:

•      Ensure that Sappi’s intellectual property and those of suppliers and contractors are only disclosed to appropriate parties internal and external to the organisation, with prior relevant approval and then on a professional and work-related need-to-know basis only;

•      Refrain from exploiting intellectual property over which I cannot rightfully claim ownership, during or after employment or during or after the fulfilment of contractual relationships; and

•      Refrain from acquiring, possessing or using the intellectual property of others without authorisation and approval by Sappi.

Refer to the Intellectual Property Policy and Guidelines for more information (Intranet - Group Legal site)

Example - Intellectual property violations:

While employed by  Sappi, Mrs Ndlovu  leads a team of engineers who develop a new methodology for producing coated paper.  Sappi decides not to implement it at this stage as it is not clear that it improves on the current process.  Mrs Ndlovu and a colleague decide to use the work they have done up to now and start their own company.

1.8    Maintaining the confidentiality of information

I will:

•      Refrain from discussing Sappi’s proprietary, confidential or sensitive information when dealing with competitors or other people who do not have a legitimate interest in that information;

•      Refrain from disclosing any sensitive customer information without proper prior authorisation from the customer;

•      Maintain the confidentiality of information received from suppliers where Sappi is obliged to do so;

•      Refrain from disclosing employee information that Sappi is legally obliged to record, unless obliged to disclose for legitimate reasons;

•      Refrain from disclosing any information relating to employee salaries, unless there is proper authorisation from the employee or manager of the function; and

•      Refrain from disclosing any information relating to an employee’s medical status unless prior consent is received from the employee.

Example - Confidentiality breaches:

Sappi have a good relationship with Company Y who provide their IT support.  Every 2 years this contract is re-assessed and a number of companies are asked to bid for the contract.  Mrs Burger works in procurement and gives a good friend of hers (who owns an IT support company) the tender documents which Company Y submitted 6 months ago.

1.9    Maintaining security

I will:

•      Ensure that visitors to Sappi buildings and plants are authorised to be there;

•      Ensure that visitors to Sappi facilities follow the appropriate procedures to prevent unauthorised access to materials, information, or persons;

•      Refrain from introducing to the workplace alcohol, drugs, firearms, weapons or other items that could adversely affect safety and security; and

•      Take adequate measures to ensure protection of the integrity of computer systems, including password protection, and minimising exposure to computer viruses or other threats to information systems.

Example - Security violations

While going to get supplies Mrs. Alvarez finds two men in the stock room.  She asks them what they are doing there and they reply that they have come to make a delivery.  She accepts their answer and does not ask them for their entry cards, nor does she call security to come and verify that they should indeed be there.

2.            Integrity

To have integrity means being truthful and building trust through all our actions by:

2.1   Being truthful in all communications and actions

I will:

•      Always tell the truth — and tell it in such a manner that it does not create false impressions, mislead or deceive;

•      Make every reasonable effort to keep any and all promises I make to any stakeholder;

•      When necessary, assist peers and colleagues in ensuring that they are able to deliver on their promises — since a breach of trust anywhere in Sappi harms the company’s reputation for trustworthiness and thus harms us all;

•      Avoid making any false or misleading statements to others who may rely on the accuracy and truthfulness of the information being provided;

•      Avoid untruths, untruthful omissions, deception, concealment and overstatement in my communications;

•      Avoid any form of intentional misrepresentation, fraud, corruption, or illegal practices or actions; and

•      Effectively communicate both the letter and intent (spirit) of business policies, procedures and directives.

2.2    Complying with all applicable laws, industry regulations and Sappi policies

I will:

•      Observe all applicable international and national laws and regulations external to Sappi, including all stipulations governing labour relations and conditions of employment;

•      Follow all internal Sappi policies and procedures; and

•      Before acting, ask for guidance if unsure whether the activity is in compliance with laws, regulations and Sappi policies.

2.3    Refraining from anti-competitive behaviour

I will:

•      Avoid participating, or creating the impression of participating, in cartels typified by activities like fixing prices with competitors, collaborating with competitors to establish or maintain discounts, rebates or joint boycotts of suppliers or customers;

•      Refrain from collaborating with one or more competitors to deny another competitor access to markets, territories or customers.

For a detailed description of the prohibitions on and descriptions of anti-competitive behaviour, please consult the Anti-Competition/Anti-Trust Policy and Guidelines (Intranet - Group Legal site)

2.4    Refraining from engaging in political party activities

I will:

•      Refrain from using Sappi funds, resources, or services to contribute to political parties or their candidates; and

•      Refrain from making available Sappi facilities to political candidates or campaigns for political meetings.

2.5    Combating criminal activities such as theft, fraud, violations of trade controls and corruption

I will:

•      Refrain from theft and report observed theft of Sappi, supplier, customer or competitor property;

•      Refrain from fraudulent conduct (wilful misrepresentation yielding undue gain) and report observed fraud;

•      Comply with applicable export controls or government-imposed trade restrictions;

•      Refrain from corrupt conduct (such as bribery or giving/receiving kickbacks) and report observed corruption*;

•      Refrain from offering any Sappi staff member any item of value, including money, in return for a certain action or inaction by the staff member;

•      Refrain from offering any government official any item of value to obtain official action, obtain business from a government agency or secure an unfair competitive advantage;

•      Refrain from soliciting or accepting any item of value, including money, in return for a certain action or inaction, or that could reasonably be perceived to create such an obligation; and

•      Refrain from insider trading (trading in Sappi securities while in possession of material non-public information) and dealing in shares during closed periods.**

*        For a detailed description of bribery and fraudulent activities and other prohibited transactions please consult the Sensitive Payments and Conflicts of Interest Policy and Guidelines. (Intranet - Group Legal site)

**       For a detailed description of the prohibitions and guidelines governing trade in Sappi shares please consult the Trade in Sappi Limited Securities Policy and Guidelines. (Intranet - Group Legal site)

Example - Fraudulent behaviour:

Mr van Zyl works with employee salary payments.  He creates a profile for an imaginary employee using a forged ID document.  He then proceeds to have a salary for this false employee paid into his bank account.  Fraud is when someone uses deception to get an undue benefit.

Example - Corrupt behaviour:

A potential supplier is good friends with Mr. Young who works for Sappi.  The supplier offers to pay Mr. Young  R3000/$500/€300 if he gives him the quotes of the other suppliers for a specific contract.  Corruption requires at least two people to be involved – a person who offers or asks for a benefit and a person who accepts or gives the benefit in order to bring about an undue result.

2.6   Avoiding both actual and perceived conflicts of interest

Conflicts of interest occur any time an individual places his or her personal interest ahead of the interests of Sappi. All Sappi personnel must avoid actual conflicts of interest as well as an activity that could create an appearance of conflict of interest.

Example - Conflicts of Interest:

Miss. Anderson works in the department that is managed by Mr. Brugg.  They become close and start having a relationship.  They are quite open about it believing that they have nothing to hide.  The other office staff however believe that Miss Anderson is given all the best assignments and are all very unhappy when she receives the best performance evaluation at the end of the year.

2.6.1                Transparency and disclosure

I will:

•      Disclose any personal interest I, or a member of my immediate family, have in relation to Sappi’s business (conflicts of interest could include involvement with a supplier, contractor or customer as well as directorships, significant shareholdings, or employment of family members).

Example - Conflicts of Interest:

Mrs. Long is asked to lead a large tender process to buy new equipment.  She however knows that her husband’s company will in all probability submit a tender and still accepts this task believing that she will be able to be objective.  At the end of the process the entire tender committee agrees that her husband’s company has submitted the best tender.  The competitors however hear about their relationship and take the matter to court believing that there was a conflict of interests.

2.6.2               Outside activities, full or part-time employment, and directorships

I will:

•      Ensure compliance with all provisions of The Sappi Code of Ethics when invited to hold outside directorships;

•      Refrain from tendering, in any capacity, for Sappi business if I am a Sappi employee;

•      Obtain approval from the functional head when invited to become a director of any non-Sappi entity, with final approval vesting in the Chief Executive Officer of Sappi Limited;

•      Refrain from using my position for personal gain or to advance the interests of family members, friends, or others with whom I have a personal relationship;

•      Refrain from taking full-time or part-time outside employment without the prior, written approval of my functional head; and

•      Refrain from acquiring business interests or participating in any activity outside Sappi that:

•      Creates, or appears to create, an excessive demand on my time, attention and energy, that would deprive Sappi of my best efforts in executing my daily tasks; or

•      Would interfere, or appear to interfere, with the independent exercise of judgment in Sappi’s best interest.

2.6.3                Relationships with customers and suppliers

I will:

•      Refrain from compromising, or creating the impression of compromising, my independence when engaging with customers and suppliers; and

•      Refrain from investing, or acquiring a direct or indirect financial interest, in a customer or supplier organisation, if such an investment or acquisition influences, or creates the impression of influencing, my ability to pursue Sappi’s best interest.

Example – Conflict of Interest:

Mr Jones works in shipping and order fulfilment for Sappi. He is widely admired for his experience in this field. He is approached by an air freight company that is used by Sappi to ship product and agrees to serve as a paid consultant for this air freight company.

2.6.4                Accepting gifts and entertainment

I will:

•      Declare all gifts or promotional material exceeding (in the aggregate annually) R500/$100/€100 or equivalent in commercial value;

•      Refrain from accepting business entertainment from suppliers, customers, contractors, other than invitations to occasional lunches, cocktail parties, or dinners;

•      Refrain from accepting personal hospitalities from business-related sources other than occasional tickets to local sporting events, conferences or cultural events in which the business source does not provide my transportation and accommodation; and

•      Declare all these permissible gifts, invitations, or tickets to my manager.

Example – Conflict of Interest:

Miss Chang works in treasury/finance for Sappi. Her duties include managing Sappi’s outside banking relationships. Without reviewing the subject with her manager, Miss Chang accepts an invitation from the bank with which Sappi has an extensive relationship to attend a “customer conference” sponsored by the bank and held at a resort on the coast of Spain.

2.6.5                Giving gifts and entertainment

I will:

•      Refrain from giving gifts or promotional material exceeding (in the aggregate annually) R500/$100/€100 or equivalent in commercial value;

•      Refrain from offering or providing business entertainment other than invitations to occasional lunches, cocktail parties, or dinners;

•      Refrain from offering or providing personal hospitalities other than occasional tickets to local sporting or cultural events or conferences; and

•      Refrain from giving gifts or promotional materials of any kind to government officials.

Example – Conflict of Interest:

Mr Smith is a salesperson for Sappi. Mr Smith’s family has a ski home in Colorado that is rarely used. To express his appreciation to the purchasing officer for a major customer, Mr Smith offers the purchasing officer the free use of his family’s home for a week during the ski season.

For a detailed description of bribery and fraudulent activities and other prohibited transactions please consult the Sensitive Payments and Conflicts of Interest Policy and Guidelines.(Intranet - Group Legal Site)

2.6.6                Receipt of commission

I will:

•      Restrict my receipt of compensation for my actions as a Sappi employee to compensation paid to me by Sappi; and

•      Waive any offers of commission or monetary remuneration made to me related to the sale of any Sappi product or service and inform my manager of the offer made.

For a detailed description of conflict of interest situations please consult the Sensitive Payments and Conflicts of Interest Policy and Guidelines. (Intranet - Group Legal Site)

3.            Respect

To be respectful means being impartial and avoiding discrimination by:

3.1    Treating people impartially and respecting their human rights

I will:

•      Deal justly, fairly and objectively with each individual, irrespective of social, political, racial, gender, sexual-orientation, ethnic, or religious considerations, economic status, or physical characteristics; and

•      Comply with all applicable wage and hour laws.

3.2    Creating and sustaining a respectful working environment

I will:

•      Respect the inherent dignity of all people;

•      Treat people with courtesy and sensitivity;

•      Refrain from creating a hostile or disrespectful working environment;

•      Refrain from acts of intimidation;

•      Refrain from using offensive language or insensitive communications;

•      Refrain from actions that amount to or could be understood as sexual intimidation or harassment or the tacit approval thereof; and

•      Avoid creating/sending/forwarding e-mail messages unrelated to Sappi’s business, including for example emails containing statements or material that are discriminatory, offensive, defamatory, sexual, illegal or harassing in nature.

Refer to the Sexual Harassment Policy for more information (Intranet - Group HR site)

Example – Not creating and sustaining a respectful working environment

Mr. A, who is a line manager, often makes sexual advances to his female staff members.  Even though it is clear that the women are very uncomfortable with this, no one in the office has raised the matter with him or his manager.

3.3    Providing a working environment free from all forms of discrimination and harassment

I will:

•      Refrain from any form of unfair discrimination based on race, religion, gender, political conviction, sexual orientation or disabilities;

•      Refrain from illegal discrimination; and

•      Report practices of unfair or illegal discrimination.

3.4    Valuing diversity

I will:

•      Respect the traditions and cultures of all people

•      Respect the right to freedom of social, religious and political association; and

•      Respect the rights of differently abled people.

3.5    Working in unity as a team

I will:

•      Promote inter-departmental, inter-divisional and interpersonal cooperation for the good of Sappi and all its stakeholders, internal and external;

•      Refrain from debilitating workplace politics and hidden agendas; and

•      Proactively share successful means of enhancing any and all aspects of efficiency or service quality with management and other employees in order to multiply the benefits derived from their use.

3.6    Taking into account the expectations of the communities in which we are located

I will:

•      Be sensitive to the needs of local communities and consider their well-being in all policies and actions; and

•      Aim to contribute to the economic well-being and social development of the communities where we conduct business.

For more information, please consult Sappi’s Charter on Sustainable Development.

Example: Not taking the expectations of communities where we are located into account

While negotiating with a local community about purchasing a piece of land to put up a mill it was agreed that as much of the labour as possible would be taken from this community.  Mrs. Chi, who is managing the project, however has an argument with Mr. Schmit, one of the community leaders, about the dust created during construction.  When the hiring starts she takes her anger at Mr. Schmit out on the community and decides not to give them preference for jobs.  When they complain she tells them to take up the matter with Mr. Schmit.

3.7    Protecting the natural environment in which we operate

I will:

•      Treat the environment as a sustainable resource for future generations;

•      Limit to permissible levels air, soil, noise, or any other form of pollution emanating from Sappi activities; and

•      Comply with environmental laws, secure permits and respond appropriately to inquiries, inspections or monitoring provided by government agencies engaged in environmental regulation.

For more information, please consult Sappi’s Charter on Sustainable Development.

F.            USING THE SAPPI CODE OF ETHICS

There will be times when employees are uncertain whether a decision or action they are considering is consistent with both the letter and spirit of The Sappi Code of Ethics.

There will be other times when an employee suspects or believes he or she has observed unethical or illegal conduct.

In both these situations, Sappi provides mechanisms for employees or external stakeholders (such as customers, clients, suppliers, or contractors) that are both safe and effective.

Seeking guidance

There are many ways to obtain guidance:

Speak to your line manager

If you have any queries or concerns, remember that your line manager knows your work situation well and might be able to address your concern.

Speak to a Sappi senior manager or executive

If you do not feel comfortable contacting your line manager, there are others in management you might feel more comfortable approaching. Every Sappi manager must maintain the highest ethical standards, and accept, as part of their responsibility, fielding questions or concerns from fellow employees and guiding employees in the application of The Sappi Code of Ethics.

Speak to Human Resources, Legal Services or Internal Audit

You can also contact Human Resources, Legal Services or Internal Audit for advice, especially concerning issues that may require specific expertise.

Reporting a concern confidentially

Directors and employees are required to report any conduct that violates the Sappi Code of Ethics. There are many channels to report a suspected violation or impending violation of the Sappi Code of Ethics:

Speak to your line manager

If you suspect or believe you have observed unethical or illegal conduct, your line manager should be promptly notified.

Speak to a Sappi senior manager or executive

If you do not feel comfortable bringing an allegation of unethical or illegal conduct to your line manager’s attention, there are others in management you could approach. Every Sappi manager is available to receive such reports and to ensure that they are appropriately acted upon.

Speak to Human Resources, Legal Services or Internal Audit

You may report incidences of unethical conduct to Human Resources, Legal Services or Internal Audit.

Confidentiality means that the Sappi official to whom you report misconduct will know your identity but will not make it known to any other parties unless, in the interest of Sappi, he or she is required to do so.

Refer to the Whistle-Blowing Policy for more information (Intranet – Group Legal site)

Reporting a concern anonymously – Sappi Hotline

Telephone the Sappi Hotline, which assures anonymity

Anonymity means that you do not have to give your name. Nobody will know your identity. You will be assigned a reference number in the event that you need to make follow-up calls.

If you prefer remaining anonymous, please contact the 24- hours a day, 365 days a year, Sappi Hotline. All calls are treated confidentially and you may choose to remain anonymous. You can speak to an agent in English or another language as detailed below.

Phone calls will be answered by an independent third party agent. The agent will ask you a number of questions which will help to create a report focusing on the facts surrounding your concern.

You will be given a reference number that identifies your call, should you wish to call back later to provide additional information or follow up on what has been done about the violation which you reported.

If you report anonymously to the Sappi Hotline and wish to remain anonymous, it is also your responsibility to maintain anonymity by not making any disclosure to a third party.

Global Contact Details of the Sappi Hotline

The international toll-free numbers are only accessible within the country specified.

Country	Dial Code	International Toll Free Nr	Language Option 1	Language Option 2
Australia	61	1-800-14-1924 or 1-800-20-8932	English
Austria	43	0800-298-689	German	English
Belgium	32	0800-7-4665	Dutch	English
Brazil	55	0800-891-4354 / 4654	Portuguese	English
China	86	10-800-711-0709 or 10-800-110-0652	Mandarin	English
Czech	420	800-143-169	Czech	English
France	33	0800-91-0698	French
Germany	49	0800-187-6411	German	English
Greece	30	00-800-11-005-0481	Greek	English
Hong Kong	852	800-962-881	Cantonese	English
Italy	39	800-788670	Italian	English
Mexico	52	001-877-563-6582	Spanish	English
Netherland	31	0800-022-7255	Dutch	English
Poland	48	0-0-800-111-1686	Polish	English
Russia	7	Dial a Russian AT&T access number, then 800-443-1986	Russian	English
Shanghai	86	10-800-110-0577	Mandarin	English
Singapore	65	800-110-1519	Mandarin	English
South Africa	27	0800-00-32-35	English, Afrikaans, isiZulu, isiXhosa, Sesotho, Setswana, Sepedi, Tshivenda, Xitsonga, SiSwati, isiNdebele	Dutch, French, German, Portuguese
Spain	34	###-##-####	Spanish	English
Swaziland	27	12-543-5380	English	SiSwati, Afrikaans, isiZulu, isiXhosa, Sesotho, Setswana, Sepedi, Tshivenda, Xitsonga, isiNdebele
Sweden	46	###-##-####	Swedish	English
Switzerland	41	0800-56-4879	German	French
Taiwan	886	00801-10-4095	Mandarin	English
Turkey	90	704-526-2302 or Dial the Turkish AT&T access number, then 866-623-1477	Turkish	English
United Kingdom	44	877-540-5068	English
United States	1	800-233-8213	English

Responsibility to report

It is Sappi’s responsibility to ensure that there are safe and effectively managed channels and procedures for employees and external stakeholders (such as customers, suppliers, or contractors) to report unethical or illegal conduct.

In turn, it is the responsibility of all Sappi employees and external stakeholders to report unethical or illegal conduct, or to seek guidance when there is uncertainty about the ethics or legality of a course of action.

Reporting is especially important for the success of our efforts to combat criminal activity (see Section E.2.5 above on combating criminal activities).

Employees who fail to honour these obligations may (dependent on the circumstances)  be subject to disciplinary action, up to and including possible termination of employment and legal action. External stakeholders who fail to honour these obligations may (dependent on the circumstances) face various penalties, including termination of service and legal action.

Custodianship

Every Sappi employee, supplier and contractor owns The Sappi Code of Ethics. The Group Corporate Counsel is the formal custodian of The Sappi Code of Ethics and is responsible for its management and improvement.

If you have any questions or suggestions regarding the content of The Sappi Code of Ethics, please feel free to telephone the Group Corporate Counsel on +27 (0)11 407 4040.